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             MEMORANDUM TO HOLDERS OF OSHKOSH B'GOSH STOCK OPTIONS

TO:    Holders of OshKosh B'Gosh Stock Options
FROM:  OshKosh B'Gosh, Inc.
DATE:  October 4, 1999


  RE: Tender of Option Shares in the Company's Tender Offer

     We have prepared the following frequently asked questions and answers for your convenience. Please review this information together with the Offer to Purchase, the Letter of Transmittal, the Option Election Form and the related instructions. If you have additional questions, please call David Omachinski, Greg Spaeth or Michael Heider at the Company.

     1. WHAT IS THE OFFER?

     We are offering to purchase 4,500,000 shares of our Class A Common Stock and 100,000 shares of our Class B Common Stock (collectively, the "Shares"), each at a purchase price of not more than $21.00 per Share nor less than $18.50 per Share. The Class A Purchase Price which we will pay for Class A Shares, including Class A Shares acquired through option exercises, will be based on the prices at which the Shares are tendered, as more fully described in the Offer to Purchase. The Offer will be open until it expires at 12:00 midnight, Eastern Time, on November 2, 1999, unless extended by us. The Offer is open to all of our shareholders. If the shareholders tender more Shares than we have promised to purchase, the Shares purchased will be selected first from shareholders owning fewer than 100 Shares (including Option Shares following exercise), then from unconditional tenders by other shareholders and from conditional tenders for which the condition is satisfied (by proration, if necessary), and then from other conditional tenders by lot.

     You have the right at any time to exercise your vested options in the usual way and sell the Class A Shares you acquire upon the exercise (including a sale in the Offer).

     We are allowing you, at your election, to make a special, "conditional" exercise of your vested options in connection with this Offer. This exercise of your vested options is "conditional" because it allows you to decide to exercise the option only if, and to the extent, that the Company actually purchases the Option Shares in the Offer. If you make such a conditional exercise and we do not purchase all of the shares you acquire upon the exercise (the "Option Shares") because of proration in the Offer, the portion of your Option Shares that we do purchase will be selected in the order you designate on the enclosed Option Election Form, and the remaining portion of your options will continue to be outstanding.

     We are also allowing you to make a "cashless exercise" of your vested options in connection with the Offer, as explained below. You must complete and deliver the Option Election Form to the Company in order to tender part or all of your Option Shares resulting from a conditional, cashless exercise of the vested options.

     The Offer, which is subject to a number of other conditions, is described in the Offer to Purchase dated October 4, 1999, and related Letter of Transmittal provided to you. Please read these documents carefully, together with the Option Election Form and the Instructions for Tender of Options.

     Please remember that neither the Company nor its Board of Directors is making any recommendation as to whether shareholders or option holders should participate in the Offer. You must make your own decision. You must carefully follow the instructions below and in the enclosed Instructions for Tender of Options and Option Election Form if you want to participate in our Offer. Failure to follow the instructions may make you ineligible to tender your Option Shares in our Offer.

     2. WHY IS THE COMPANY MAKING THE OFFER?

     We believe the Offer may provide several benefits to the Company.

     - The Offer will provide a capital structure that makes greater use of financial leverage at reasonable interest rates, thus making possible improved earnings per share for continuing shareholders if future earnings are at the level anticipated, without imposing excessive risk on the Company or its shareholders if future earnings are weaker than expected.

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     - Our financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares.

     - We believe that after the Offer is completed the Company's financial condition, access to capital and outlook for continued favorable cash generation will allow it to continue to pursue the development of its core business, including ongoing product development activities, important retail marketing initiatives, capital expenditures and global expansion.

Accordingly, the board of directors believes that the Offer is consistent with our long term corporate goal of increasing shareholder value.

     3. WHAT ARE THE EXPECTED BENEFITS OF THE OFFER FOR SHAREHOLDERS?

     We believe the Offer may be attractive from the perspective of our shareholders in several ways.

     - The Offer gives shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer. See Section 8 of the Offer to Purchase for information about recent market prices of Class A Shares.

     - The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $21.00 nor less than $18.50 per Share) at which they wish to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales and without regard to whether the trading market is sufficiently liquid to permit the sale.

     - Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and thus in the Company's future earnings and assets.

     4. WHAT ARE THE POTENTIAL RISKS AND DISADVANTAGES OF THE OFFER?

     There are several risks and potential disadvantages.

     - The Company will incur significant additional indebtedness in order to pay for the tendered Shares. In fact, the Company's pro forma balance sheet as of July 3, 1999, shows a deficit in shareholders' equity of $17.6 million if the Offer is fully subscribed and the Purchase Price of each class is $21.00 per Share. See Section 9 and Section 10. Although the board of directors carefully evaluated this matter in determining that the Offer is both prudent and lawful (and obtained an opinion from American Appraisal Associates, Inc. that based on the fair value of its assets on a pro forma basis as of August 28, 1999, the fair value of the aggregate assets of the Company, on a consolidated basis, will exceed its liabilities, including its contingent liabilities, by at least the aggregate par value of its issued capital stock after the Offer is completed), we cannot determine whether stock market or other third party perceptions of the Company will be adversely affected by the additional indebtedness of the Company.

     - Because of the additional indebtedness, the interest rate that the Company must pay on all of its borrowing, including its seasonal borrowings to cover working capital needs, initially will increase from prime or LIBOR plus .625% to prime or LIBOR plus 1.50%, and will remain at these levels until the indebtedness is significantly reduced or the ratio of debt to cash flow is otherwise improved.

     - The Company's higher leverage will cause its continuing shareholders to bear a higher risk in the event of future losses or earnings reductions. See Section 9 of the Offer to Purchase.

     - If and to the extent that Shares tendered in the Offer were issued upon the exercise of Company options within six months of the Offer, including conditional exercises of options pursuant to the Option Exercise Form as described herein, the Company's financial statements will record compensation expense equal to the excess of the Class A Purchase Price over the exercise price of the options, and the Company's reported earnings will be correspondingly lower.

     - The Offer will reduce the Company's "public float" (the number of shares owned by outside shareholders and available for trading in the securities markets). This and the Company's higher

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       leverage may result in lower stock prices or reduced liquidity in the trading market for Class A Shares in the future. See Section 12 of the Offer to Purchase.

     5. MUST I ACTUALLY EXERCISE MY OPTIONS IN ORDER TO PARTICIPATE IN THE
        OFFER?

     No, not in the usual way. As a holder of unexercised vested options, we are allowing you to "conditionally" exercise all or part of your vested options and tender the Option Shares you would be entitled to receive upon the exercise. This exercise of options is "conditional" because you are deemed to exercise the option only if, and to the extent that, we actually purchase the Option Shares in the Offer.

     6. DO I HAVE TO PAY THE EXERCISE PRICE WITH CASH?

     No. In order to facilitate your participation in the Offer, we are allowing you to conditionally exercise your vested options without paying the exercise price in cash. This is called a "cashless exercise." This means that your vested options will be exercised and the Option Shares will be tendered, and the amount of cash you receive for each Option Share purchased will equal the difference between the Class A Purchase Price per Share and the option exercise price per Share, less withholding taxes. You do not need to send any money with your Option Election Form.

     7.IF MY OPTIONS ARE NOT VESTED, MAY I STILL TENDER OPTION SHARES UNDERLYING
       THEM?

     No. You may only tender Option Shares that are subject to vested options.

     8.WILL ALL OF THE OPTION SHARES THAT I TENDER BE PURCHASED IN THE OFFER?

     Not necessarily. In the Offer, the Company is offering to purchase a total of 4,500,000 Class A Shares at a price of not more than $21.00 nor less than $18.50 per Share determined as described in the Offer to Purchase, and also to purchase a total of 100,000 Class B Shares at a price of not more than $21.00 nor less than $18.50 per Share determined as described in the Offer to Purchase. If more than 4,500,000 Class A Shares are tendered, the Company will purchase properly tendered Class A Shares in the following order of priority:

     - first, all Class A Shares tendered and not withdrawn prior to the Expiration Date by any shareholder who beneficially owns fewer than 100 Class A Shares (including shares being acquired through the conditional exercise of vested options) and who:

        - tenders all Class A Shares that the shareholder beneficially owns at a price at or below the Class A Purchase Price, including by electing to accept the Class A Purchase Price determined by the Company (tenders of less than all Class A Shares owned by the shareholder will not qualify for this preference); and

        - completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

     - second, after purchase of all of the Shares in item (a) above, all Class A Shares (1) conditionally tendered in accordance with Section 6 of the Offer to Purchase, for which the condition has been satisfied, and (2) all other Shares tendered properly and unconditionally, in each case at prices at or below the Class A Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares); and

     - third, if necessary, Shares conditionally tendered at or below the Class A Purchase Price and not withdrawn prior to the Expiration Date by shareholders who tendered all of their Class A Shares but for which the minimum condition was not satisfied, selected by random lot in accordance with Section 6 of the Offer to Purchase.

This means that we may not be able to purchase all of the Option Shares you tender. In addition, if you tender outstanding Class A Shares that you already own as well as Option Shares and the Offer is oversubscribed, then both the already owned Shares and the Option Shares you tender will be subject to proration. We currently do not know how many Shares will be tendered in the Offer. If, after taking into account proration, we purchase only a portion of your Option Shares, your options relating to the unpurchased Option Shares will
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be treated as though they had not been exercised and will remain outstanding as options rather than as Shares. In the Option Election Form you may designate the order in which the Option Shares are purchased by the Company. You may also make a conditional tender of both Option Shares and already outstanding Shares by complying with the instructions to the Option Exercise Form and the Letter of Transmittal.

     9.WHAT WILL HAPPEN TO MY OPTIONS IF THE OPTION SHARES ARE NOT PURCHASED?

     We will return to you any options for Option Shares that we do not purchase. They will remain outstanding as options rather than as Shares.

     10.HOW WILL I KNOW IF MY OPTION SHARES HAVE BEEN PURCHASED AND WHEN WILL I
        BE PAID?

     After the Offer expires, all tenders submitted in the Offer will be tabulated. This may take up to seven to ten business days. Soon thereafter, you will be advised by the Depositary or the Company of the number, if any, of your Option Shares that were purchased in the Offer. You will receive a check for the purchase price of all of your Option Shares purchased in the Offer (less the applicable exercise price or prices and applicable withholding taxes) promptly thereafter.

     11. WILL I BE TAXED ON THE MONEY I RECEIVE?

     Yes. You will be treated as receiving compensation income for each Option Share sold equal to the excess of the Class A Purchase Price over the exercise price for each Option Share. This income will be taxed to you at ordinary income rates, not capital gains rates, and will be subject to withholding for income and employment taxes. See Sections 3 and 14 of the Offer to Purchase. You should be aware that in addition to recognizing the compensation income described above, if, after taking into account the constructive ownership rules of Section 318 of the Internal Revenue Code referred to in Section 14 of the Offer to Purchase, our purchase of option shares from you fails to satisfy any of the three tests described in Section 14 of the Offer to Purchase, the full amount of the Class A Purchase Price for each Option Share will be taxed to you as a dividend. In contrast, and aside from the compensation income described above, if our purchase of Option Shares from you meets one or more of the three tests described in Section 14 of the Offer to Purchase, then no portion of the Class A Purchase Price (aside from the compensation income element described above) will be taxable to you either as capital gain or ordinary income. Because of the drastic difference in tax treatment which depends upon whether one or more of these three tests is met, we strongly urge you to read Section 14 of the Offer to Purchase very carefully and to consult your own tax advisor.

     12.WHAT WILL HAPPEN TO ANY OPTION I STILL HOLD AFTER THE OFFER?

     If, after taking into account proration, we do not purchase all of the Option Shares you are treated as having received as the result of your "conditional" exercise of your vested options, your remaining vested options, as well as your nonvested options, will be treated as not having been exercised and will remain outstanding. These unexercised options will continue to be outstanding until you later decide to exercise the options or until they expire in accordance with their terms.

     13.HOW DO I TENDER MY OPTION SHARES IN THE OFFER?

     The only way that you can conditionally tender Option Shares in the Offer is by completing the Option Election Form, signing the form, and returning it to the Company, which will transmit to the Depositary one or more Letters of Transmittal and/or Notices of Guaranteed Delivery and any other appropriate documents as agent for the option holders. The Option Election Form must be received by the Company before 5 p.m., Wisconsin time, on October 27, 1999.

     On this form, you will conditionally exercise your options and tender your Option Shares in the Offer at a price you select not greater than $21.00 nor less than $18.50 per Option Share. This is a "conditional" exercise, which means that if some or all of the Option Shares are not purchased in the Offer because of the proration process described below and in the Offer to Purchase (or for any other reason), the options will be returned to you as unexercised options. If you would prefer to unconditionally exercise your vested options and tender the Shares you receive in the Offer, you can do so. If you decide to unconditionally exercise your options in order to receive Shares to tender in the Offer, you will need to exercise the options in sufficient time

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to deliver Option Shares to the Depositary before the Expiration Date for the
Offer, 12:00 midnight, Eastern Time, on November 2, 1999. If you do unconditionally exercise options, when you receive the Shares you should follow the same procedures applicable to all of our other shareholders.

     If you wish to conditionally exercise your vested options and tender the resulting Option Shares, please return our Option Election Form. If you use the United States mail, we recommend using registered mail, return receipt requested. Please remember that in all events the materials must be received by the Company before 5:00 p.m., Wisconsin time, on October 27, 1999.

     14.WHAT IF I HOLD CLASS A SHARES OR CLASS B SHARES IN ADDITION TO MY STOCK
        OPTIONS?

     If you already own Shares, either in your possession or at a brokerage firm, you may tender those Shares as well. In this case, you may receive two or more sets of Offer materials. You should be careful to follow the separate directions that apply to outstanding Shares and Option Shares. In the event that we must reduce on a pro rata basis the number of Shares and Option Shares that we purchase from each shareholder, the total number of Shares, including Option Shares, that you tender will be reduced independently unless you have given other instructions in connection with a conditional tender.

     15.CAN I CHANGE MY MIND AND WITHDRAW OPTION SHARES THAT I DIRECTED TO BE
        TENDERED?

     Yes, but only if you perform the following steps:

     - You must send a signed notice of withdrawal to the Company, and it must be received by the Company before 5:00 p.m., Wisconsin time, on October 27, 1999.

     - The notice of withdrawal must be in writing. You may fax your notice of withdrawal to (920) 231-3261.

     - The notice of withdrawal must state your name and social security number and the number of Option Shares that you wish to withdraw from the Offer.

     The withdrawal procedures are described in the Instructions for Tender of Options. You must follow these instructions carefully.

     You are entitled to retender Option Shares after withdrawal, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

     16. WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE OFFER?

     If you have questions about the offer or need help in properly responding to the offer, you may call any of the following people at OshKosh B'Gosh:

              David Omachinski                      (920) 232-4140
              Greg Spaeth                           (920) 232-4211
              Michael Heider                        (920) 232-4418

                                     ******

     This memorandum is intended to help you understand the Offer and how options will be treated in the Offer. The Offer to Purchase, Letter of Transmittal and Option Election Form, and the related instructions, contain the legal terms of the Offer, and are controlling. We encourage you to carefully read these documents, which explain our Offer in detail. This memorandum is neither an offer to purchase nor a solicitation of an offer to sell securities.

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                INSTRUCTIONS FOR CONDITIONAL EXERCISE OF OPTIONS

(Note: Before completing the Option Election Form, you should read the attached memorandum from OshKosh B'Gosh, Inc., as well as the Offer to Purchase and related Letter of Transmittal.)

     THE OPTION ELECTION FORM MUST BE RECEIVED BY THE COMPANY BEFORE 5:00 P.M. WISCONSIN TIME, ON OCTOBER 27, 1999. YOU MUST SIGN AND COMPLETE THE OPTION ELECTION FORM IN ORDER FOR YOUR DIRECTION TO BE VALID. THE COMPANY WILL USE YOUR OPTION ELECTION FORM TO PREPARE AND TRANSMIT ONE OR MORE LETTERS OF TRANSMITTAL TO THE DEPOSITARY ON BEHALF OF YOU AND OTHERS WHO ELECT TO CONDITIONALLY EXERCISE OPTIONS AND TENDER THE RESULTING OPTION SHARES.

     Send the Option Election Form to:

David Omachinski
OshKosh B'Gosh, Inc.
112 Otter Avenue, P.O. Box 300
Oshkosh, Wisconsin 54902-0300

     By Facsimile Transmission:(920) 231-3261

Note: Delivery of the form to an address other than as set forth above will not constitute a valid delivery.

     By signing the Option Election Form, you acknowledge receipt of the materials relating to the Offer to Purchase dated October 4, 1999 (the "Offer to Purchase") and the related Letter of Transmittal with respect to an offer by OshKosh B'Gosh, Inc., a Delaware corporation (the "Company"), for 4,500,000 shares Class A Common Stock and 100,000 shares of Class B Common Stock (collectively, the "Shares"), at a price of not greater than $21.00 nor less than $18.50 per Share, determined as described in the Offer to Purchase. The number of Class A Shares the Company is offering to purchase includes Class A Shares that may be tendered upon the exercise of vested options under the Company's stock option plans ("Option Shares").

     1. You should complete the Option Election Form to tender, at the Class A Purchase Price to be determined as set forth in the Offer to Purchase but not less than the price you specify in the Option Election Form, the Option Shares that you are entitled to receive upon exercise, pursuant to the terms and conditions set forth in the Offer to Purchase furnished to you. By signing the Option Election Form, you agree that if any Option Shares you validly tender are accepted, you will receive a cash payment equal to (a) the number of Option Shares that are accepted for purchase, multiplied by (b) the difference between the applicable option exercise price(s) and the Class A Purchase Price, less (c) any taxes required to be withheld, and you further agree to be bound by the terms and conditions set forth herein and in the Offer to Purchase and Letter of Transmittal.

     2. By signing the Option Election Form, you acknowledge that the Company is allowing you to conditionally exercise your options for the purpose of allowing you to tender Option Shares in the Offer. Further, by signing the Option Election Form, you acknowledge that if, after taking into account proration, the Company purchases less than all of your Option Shares, your remaining Options will not be considered to have been exercised and will remain outstanding. In addition, you acknowledge that the order of the Options purchased by the Company will be as designated by you in the Option Election Form.

     3. Option Shares tendered pursuant to the Offer to Purchase may be withdrawn at any time prior to 5:00 p.m., Wisconsin time, on October 27, 1999. After that, Option Shares may be withdrawn if they have not been accepted for payment by the Company as provided in the Offer to Purchase by 12:00 midnight, Eastern Time, on Tuesday, November 2, 1999. Prior to the expiration of the Offer, an option holder must submit a written, telegraphic or facsimile transmission notice of withdrawal so that it is received by the Company at the address indicated above before 5:00 p.m., Wisconsin time, on October 27, 1999. After 5 p.m. Wisconsin time, on October 27, 1999, and until the Expiration Date, an option holder must submit such a notice of withdrawal to the Depositary at the address indicated on the back cover page of the Offer to Purchase. Any notice of withdrawal must specify the name and social security number of the option holder who tendered the Option Shares to be withdrawn and the number of Option Shares to be withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole
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discretion. The Company's determination will be final and binding. None of the
Company, the Depositary, Goldman, Sachs & Co., D. F. King & Co., Inc. or any other person is obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any notice of defects or irregularities. Any Option Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer to Purchase. However, withdrawn Option Shares may be retendered by the Expiration Date by again following the procedures for properly tendering Option Shares.

     The Option Election Form must be received by the Company before 5:00 p.m., Wisconsin time, on October 27, 1999. You must sign and complete this form for your direction to be valid. The Company will use your Option Election Form to prepare and transmit one or more Letters of Transmittal to the Depositary on behalf of you and others who elect to conditionally exercise options and tender the resulting Option Shares.

GENERAL TERMS AND CONDITIONS OF THE OFFER APPLICABLE TO OPTION SHARE TENDERS:

NOTE: BY SIGNING THE OPTION ELECTION FORM, YOU ALSO AGREE TO THE FOLLOWING TERMS AND CONDITIONS. THESE ARE IN ADDITION TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, WHICH ALSO APPLY TO YOU.

     1. You hereby represent and warrant to the Company that:

          (a) you understand that your tender of the Option Shares will constitute your acceptance of the terms and conditions of the Offer, including your representation and warranty that:

             (i) you have a net long position in Shares or equivalent securities at least equal to the Option Shares tendered within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and

             (ii) the tender of Shares complies with Rule 14e-4 under the 1934 Act;

          (b) when and to the extent the Company accepts the Option Shares for purchase, the Company will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim; and

          (c) you have read and agree to all of the terms of the Offer.

     2. You will, upon request, execute and deliver any additional documents deemed by the Depositary, or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Option Shares tendered hereby and you acknowledge that you have read, understand and agree with all of the terms of the Offer to Purchase. You hereby authorize and direct the Company to submit a Letter of Transmittal and/or a Notice of Guaranteed Delivery and to take any other actions and submit any other documents to the Depositary on your behalf with respect to the Option Shares as either the Company or the Depositary may deem necessary or desirable.

     3. You understand that tenders of Option Shares pursuant to the procedures described in the Offer to Purchase and in the Instructions for Tender of Options will constitute an agreement between you and the Company upon the terms and subject to the conditions of the Offer to Purchase.

     4. All authority that you are giving to the Company by signing this form shall survive your death or incapacity. Your obligations hereunder shall be binding upon your heirs, personal representatives, successors and assigns. Except as stated herein or in the Offer to Purchase, this tender is irrevocable.

     5. The Company will pay any stock transfer taxes with respect to the sale and transfer of any Option Shares to it pursuant to the Offer to Purchase. You understand that (a) the purchase price, net of the option exercise price and applicable withholding taxes, will be paid to you (you cannot elect to have the purchase price paid to another person); and (b) you will be responsible for paying federal and state income taxes arising from the sale of the Option Shares in the Offer (a portion of which will be withheld as described above and in Instruction 6 below).

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     6. Under the U.S. federal income tax laws, the Company will be required to withhold income and employment taxes from the amount of any payments made to option holders pursuant to the Offer to Purchase. See Section 14 of the Offer to Purchase.

     7. All questions as to the number of Option Shares accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Option Shares will be determined by the Company in its sole discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Option Shares it determines not to be in proper form or the acceptance of which or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Options Shares. The Company's interpretation of the terms of the Offer to Purchase (including these Instructions for Tender of Options) will be final and binding on all parties. No tender of Option Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company determines. None of the Company, the Depositary, Goldman, Sachs & Co., D. F. King & Co., Inc. or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any notice of defects or irregularities.

     8. If the Option Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, or other person acting in a fiduciary capacity, the signing person should indicate that fact when signing. Proper evidence, satisfactory to the Company, of the authority of the trustee or other person to sign must be submitted with the Option Election Form.

     9. Questions and requests for assistance or additional copies of the Offer to Purchase and these Instructions for the Tender of Options should be directed to David Omachinski, Greg Spaeth or Michael Heider at the Company.

     10. As described in Sections 1 and 6 of the Offer to Purchase, shareholders may condition their tenders of Shares of a particular class on all or a minimum number of their tendered Shares of a that class being purchased ("Conditional Tenders"). If the Company is to purchase less than all Shares of either class tendered before the Expiration Date and not withdrawn, the Depositary will perform a preliminary proration of the Shares of that class, and any Shares tendered at or below the Purchase Price for that class pursuant to a Conditional Tender for which the condition was not satisfied by the preliminary proration will be deemed withdrawn, subject to reinstatement under certain circumstances if the conditionally tendered Shares are subsequently selected by random lot for purchase subject to Sections 1 and 6 of the Offer to Purchase. Especially if you hold both vested options and outstanding Shares, or if you are conditionally exercising only part of your vested options and tendering the resulting Shares (so that you will still hold vested options after the Offer, even if you do not hold any outstanding Shares), for tax reasons you may wish to make a Conditional Tender of all or a minimum number of your tendered Shares (including Option Shares) by completing the appropriate box on the Option Exercise Form and completing the appropriate box on the Letter of Transmittal that you submit with your outstanding Shares, if any. You must complete the Conditional Tender box on both your Option Exercise Form and your Letter of Transmittal for outstanding Shares (if any), even if the condition relates only to Shares covered by one form or the other. CONDITIONAL TENDERS FOR WHICH THE CONDITION IS NOT SATISFIED BY THE PRELIMINARY PRORATION MAY BE SUBSEQUENTLY SELECTED FOR REINSTATEMENT BY RANDOM LOT ONLY FROM SHAREHOLDERS WHO TENDER ALL OF THEIR SHARES OF THE APPLICABLE CLASS (INCLUDING BOTH OUTSTANDING SHARES AND ANY OPTION SHARES BEING CONDITIONALLY EXERCISED IN CONNECTION WITH THE OFFER). All Option Shares covered by this form will be deemed unconditionally tendered unless the "Conditional Tender" box is completed. The Conditional Tender alternative is made available primarily so that a shareholder may assure that the purchase of Shares from the shareholder pursuant to the Offer will be treated as a sale of the Shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. It is the tendering shareholder's responsibility to determine the minimum number of Shares of either class that must be purchased from the shareholder in order for the shareholder to qualify for sale (rather than dividend) treatment. We encourage you to consult your own tax advisor.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND THEREBY WILL BE DEEMED WITHDRAWN. THE TENDER MAY BE REINSTATED ONLY IF THE TENDER COVERS ALL OF THE SHARES OF THAT CLASS OWNED BY THE SHAREHOLDER AND THE TENDER IS SELECTED FOR REINSTATEMENT BY RANDOM LOT AS DESCRIBED ABOVE.

                              OPTION ELECTION FORM

---------------------------------------------------------
Name

---------------------------------------------------------

---------------------------------------------------------
Address
(Please Print)

     1. I hereby conditionally exercise vested options, for the number of Class A Shares set forth herein ("Option Shares"), granted to me by OshKosh B'Gosh, Inc. (the "Company") under one of the Company's stock option plans, and I tender the resulting Option Shares to the Company pursuant to its Offer to Purchase. My exercise of options hereunder is subject to the condition that any options for Option Shares tendered but not purchased by the Company, because of proration or otherwise, shall be deemed not to have been exercised. I authorize and direct the Company to withhold from the gross proceeds both the option exercise price of the exercised options and any applicable tax withholding with respect to the Option Shares.

     2. I hereby elect as follows with respect to my options:

(Choose only one)

[ ] I wish to conditionally exercise and tender Option Shares underlying ALL of my vested options that have an exercise price of less than the Class A Purchase Price per Share.

[ ] I wish to conditionally exercise and tender             Option Shares under
                                               ------------
    my vested options that have an exercise price of less than the Class A Purchase Price per Share.

     3. I understand that my vested options will be exercised and accepted in the Offer in the order which I designate below*:

1. Purchase        Class A Shares from the option grant dated
            ------                                            ----------------,
   with an exercise price of $
                               ------------ per share.

2. Purchase        Class A Shares from the option grant dated
            ------                                            ----------------,
   with an exercise price of $
                               ------------ per share.

3. Purchase        Class A Shares from the option grant dated
            ------                                            ----------------,
   with an exercise price of $
                               ------------ per share.

4. Purchase        Class A Shares from the option grant dated
            ------                                            ----------------,
   with an exercise price of $
                               ------------ per share.
-------------------------
* If no order is specified, I understand that I will be deemed to have exercised and tendered my vested options beginning with those with the lowest exercise price first, then the next lowest exercise price, and so on.

ATTACH ADDITIONAL PAGE IF NEEDED.

     4. Conditional Tenders

[ ] Check here if you are tendering all of your Class A Shares that already have been issued or are being issued using this Option Election Form, including all Shares you may own directly or in street name that are already issued and outstanding.

[ ] Check here if (a) you DO NOT own any Shares that are already outstanding
    (i.e., you have options but no actual Shares) and (b) your tender of Option Shares is conditioned on the Company purchasing all or a minimum number of the tendered Option Shares.

If you checked the preceding box, what is the minimum number of your tendered
Option Shares that you are willing to sell?                   Shares
                                            ------------------

[ ] Check here if (a) you DO own some Shares that are already outstanding (i.e., you have BOTH options and actual Shares) and (b) your tender of Shares is conditioned on the Company purchasing all or a minimum number of the tendered Shares.

If you checked the preceding box, also complete the following information:

Minimum number of Shares (including both already outstanding Shares and Option Shares) to be sold:
------------------------------------------------

If not all tendered Shares are purchased, select them as follows (check one):

     [ ] Purchase my outstanding Shares first, in the order indicated on the Letter of Transmittal.

     [ ] Purchase my Options Shares first, in the order indicated in Item 3 above.

     5. PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.

                               CHECK ONLY ONE BOX

            IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED
                      THERE IS NO PROPER TENDER OF SHARES

              SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION

[ ] I want to maximize the chance of having OshKosh purchase all of the Shares I am tendering (subject to the possibility of proration. Accordingly by checking this ONE box INSTEAD OF ONE OF THE PRICE SELECTION BOXES BELOW, I hereby tender my Shares at the Purchase Price for the applicable class resulting from the dutch auction tender process. I acknowledge that this action will result in me receiving a price per Share that could be as low as $18.50 or as high as $21.00.

                                       OR

                SHARES TENDERED AT PRICE SELECTED BY SHAREHOLDER

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, I hereby tender Shares at the price checked. I acknowledge that this action could result in none of the Shares being purchased if the Purchase Price for Shares of the applicable class is less than the price checked. (SHAREHOLDERS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE TENDERED.)

------------------------------------------------------------------------------------------
         --                 [ ] $19.00             [ ] $20.00             [ ] $21.00
         --                 [ ] $19.25             [ ] $20.25                 --
     [ ] $18.50             [ ] $19.50             [ ] $20.50                 --
     [ ] $18.75             [ ] $19.75             [ ] $20.75                 --
------------------------------------------------------------------------------------------

I HEREBY AUTHORIZE AND DIRECT THE COMPANY, AS MY AGENT, TO TAKE SUCH ACTIONS AND DELIVER SUCH DOCUMENTS AND OTHER MATERIALS (WHICH MAY INCLUDE ONE OR MORE LETTERS OF TRANSMITTAL AND/OR NOTICES OF GUARANTEED DELIVERY) TO THE DEPOSITARY AS THE COMPANY OR THE DEPOSITARY MAY DEEM NECESSARY OR APPROPRIATE FOR THE TENDER OF MY OPTION SHARES PURSUANT TO THE OFFER TO PURCHASE.

                                   SIGN HERE

--------------------------------------------------------  ------------------------------------------
Signature(s) of Option Holder                             Date

--------------------------------------------------------  ------------------------------------------
Name(s) Please Print                                      Capacity (Full title)

----------------------------------------------------------------------------------------------------
Address (if different from that shown on the cover page)

--------------------------------------------------------
Daytime Telephone Number